Orion Group Holdings, Inc. Reports Second Quarter 2017 Results

HOUSTON, TEXAS, August 3, 2017 -- Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”), a leading specialty construction company, today reported a net loss for the three months ended June 30, 2017, of $2.3 million ($0.08 diluted loss per share). These results compare to a net loss of $0.8 million ($0.03 diluted loss per share) for the same period a year ago.

“The second quarter was impacted by continued delays in our customers' ability to obtain necessary permits on certain projects in our marine segment,” said Mark Stauffer, Orion Group Holdings' President and Chief Executive Officer. “These permitting delays, resulted in a resequencing of work on a couple of large projects, which led to increased costs as a result of idle crews and equipment. While this situation is unfortunate, we have diligently worked with our customers on these impacted projects to expedite the permitting process and we believe the permits will be coming in the next couple of weeks. Without these delays, our results for the second quarter would have been above market expectations due to solid job execution and continued strong demand for our services across both segments. We are pleased with our progress in the second quarter, and believe we will see strong financial improvements in the back half of this year. Additionally, we continue to focus on developing opportunities across the infrastructure, industrial, and building sectors through organic growth, greenfield expansion, and strategic acquisition opportunities.”

Second Quarter 2017 Highlights

•	Increased total backlog 12% year-over-year

•	Improved sequential win rate and book-to-bill metrics across both operating segments

•	Fully integrated the recently acquired Central Texas concrete company

•	Successfully pursued and were awarded multiple concrete projects in Central Texas extending into the San Antonio market

•	Further developed our targeted infrastructure, industrial and building sectors

Consolidated Results for the Second Quarter of 2017 compared to Second Quarter 2016

•
Contract revenues were $137.4 million, a decrease of 2.1%, as compared to revenues of $140.3 million. The decrease is primarily attributable to delays in customers obtaining necessary permits, which caused interruptions in the execution of certain projects within the marine segment.

•
Gross profit was $15.4 million, or a gross profit margin of 11.2%, as compared to gross profit of $16.9 million, or a gross profit margin of 12.1%. The decrease is primarily attributable to delays in customers obtaining necessary permits, which caused interruptions in the execution of certain projects within the marine segment.

•	Selling, General and Administrative (SG&A) expenses were $17.5 million, as compared to $16.9 million. The increase is primarily attributable to the recently acquired Central Texas concrete company.

•
Net loss was $2.3 million, as compared to a net loss of $0.8 million. Diluted loss per share was $0.08, as compared to $0.03. The change is primarily attributable to delays in customers obtaining necessary permits which caused interruptions in the execution of certain projects within the marine segment.

•
EBITDA was $5.1 million, representing an 3.7% EBITDA margin which compares to EBITDA of $8.9 million, or a 6.4% EBITDA margin (EBITDA and EBITDA margin are non-GAAP measures, defined on pages 4-5 of this release; reconciliation tables are provided on Page 7).

Mr. Stauffer continued, "Overall our operations remained solid during the second quarter, with continued strong bid opportunities across both segments. While permitting delays put pressure on the marine segment, the concrete segment performed as expected and halfway through the year, is on track to have solid performance. During the second quarter, we completed the integration of our recently acquired Central Texas concrete company. We are pleased with the operating performance and strong demand in Central Texas, including the geographic expansion efforts into the San Antonio market.”

Segment Results for Second Quarter 2017 Compared to Second Quarter 2016

Marine Segment

•
Contract revenues were $62.0 million, a decrease of $18.0 million, or 22.5%. The decrease is primarily attributable to delays in customers obtaining necessary permits, which caused interruptions in the execution of certain projects within the marine segment.

•
Operating loss was $8.6 million, as compared to an operating loss of $1.2 million. Operating margin for second quarter 2017 was (10.2)%, as compared to 0.2%.  The changes in operating loss and operating margin are primarily attributable to delays in customers obtaining necessary permits, which caused interruptions in the execution of certain projects within the marine segment.

•
Pre-tax loss was $7.8 million, as compared to $1.5 million. This decrease is primarily attributable to delays in customers obtaining necessary permits, which caused interruptions in the execution of certain projects.

•
EBITDA was $(1.2) million, representing a (2.0)% EBITDA margin which compares to EBITDA of $5.3 million, or a 6.7% EBITDA margin (EBITDA and EBITDA margin are non-GAAP measures, defined on pages 4-5 of this release; reconciliation tables are provided on pages 7-8).

Concrete Segment

•
Contract revenues were $75.4 million, an increase of $15.1 million, or 25.0%. The increase is the result of the solid execution of operations, continued demand for services, and the inclusion of the recently acquired Central Texas concrete company.

•
Operating income was $6.2 million, an increase of $4.7 million. Operating income margin for second quarter 2017 was 5.1%, as compared to 0.2%. The improved operating income and operating margin are the result of solid execution of operations and better weather conditions compared to the prior year period.

•
Pre-tax income was $3.8 million, as compared to $0.1 million. The improved operating income and operating margin are the result of solid execution of operations and better weather conditions compared to the prior year period.

•
EBITDA was $6.3 million, representing an 8.4% EBITDA margin which compares to EBITDA of $3.6 million, or a 6.0% EBITDA margin (EBITDA and EBITDA margin are non-GAAP measures, defined on pages 4-5 of this release; reconciliation tables are provided on pages 7-8).

Backlog

Backlog of work under contract as of June 30, 2017 was approximately $412 million, which compares with backlog under contract at June 30, 2016 of approximately $368 million, or an increase of 12% year-over-year.  Of the backlog as of June 30, 2017, approximately $210 million was attributable to the marine segment, while $202 million was attributable to the concrete segment. Currently, the Company has approximately $583 million worth of bids outstanding, including approximately $34 million on which we are apparent low bidder, or have been awarded subsequent to the end of the second quarter, of which, approximately $26 million pertains to the marine segment and approximately $8 million is in the concrete segment.

"During the second quarter, we bid on approximately $471 million of opportunities and were successful on approximately $156 million," said Chris DeAlmeida, Orion Group Holdings' Executive Vice President and Chief Financial Officer. "This resulted in a 1.13 times book-to-bill ratio for the quarter and a 33% win rate. In the marine segment, we bid on approximately $161 million during the second quarter 2017 and were successful on $34 million. This resulted in a 0.54 times book-to-bill ratio and a win rate of 21.2% for the quarter. In the concrete segment, we bid on approximately $310 million in work while being awarded approximately $122 million. This resulted in a 1.61 times book-to-bill ratio and a win rate of 39.2% for the quarter. Overall, we continue to see strong demand for our services with good bid opportunities across both business segments," commented Mr. DeAlmeida.

Outlook

"As we look at the second half of 2017 and into next year, we expect high-quality bid opportunities to continue across each of the infrastructure, industrial, and building sectors we target," commented Mr. Stauffer. "Our solid backlog level at quarter end, and the ongoing operational improvements, provides long-term visibility to support our future success.

"The infrastructure sector, which today is made up of our Marine Segment, continues to provide both public and private opportunities to maintain and expand marine facilities on and over U.S. waterways," continued Mr. Stauffer. "Throughout our operating areas, market fundamentals remain positive, and we are seeing pockets of margin expansion in certain areas. While prolonged permitting delays have continued to shift near term marine revenue to the right, we are committed to profitably delivering our services to meet our customers’ needs. Private sector bid opportunities from downstream energy customers continue as they expand their waterside facilities associated with refining and storage. Recreational demand continues to persist from private customers as local marinas are being expanded and remodeled, while business opportunities from cruise lines remain promising as we track opportunities related to new destinations, or refurbishment of existing destinations in the Caribbean. In the public sector, we expect continued lettings from the U.S. Army Corp of Engineers, however we anticipate the federal government to still operate under continuing resolutions rather than appropriations for the upcoming fiscal year.

"Additionally, we continue to work on collaboration efforts between our current businesses to develop our service offerings in the industrial sector, and we are currently pursuing industrial construction projects. The massive, long-term petrochemical driven opportunities along the Gulf Coast provides significant upside potential. Specifically, the U.S. is on pace to become a net exporter of natural gas by 2018 as a result of the shale revolution, which has led to increased domestic production of natural gas. According to the American Chemistry Council, there are 294 new projects planned in the petrochemical industry with a total new capital investment of $179 billion as of March 2017, much of which will occur in our existing markets. This will lead to an outpaced growth in of the petrochemical industry that should account for more than half of the construction spending in the manufacturing sector. As a result, we are aligning ourselves to leverage our skill sets and customer base to target projects in the industrial sector.

Mr. Stauffer continued, "The building sector, which today houses our Concrete Segment, is in solid shape as its three major metropolitan markets continuously retain their positions as leading destinations for families and businesses to reside. Population growth throughout our markets continue to drive new distribution centers, office expansion, retail and grocery establishments and new multi-family housing units, educational facilities and medical facilities. In Houston, warehouse construction and new education facilities comprised nearly half of the second quarter sales mix. We are focused on expanding our Dallas-Fort Worth market share including targeting structural construction opportunities. As anticipated, Central Texas operations are off to a great start, as we are seeing solid project execution and expanding market share along the I-35 corridor. Sustained demand for concrete services in Houston and Dallas/Fort Worth markets coupled with the early progress being made in Central Texas, indicate the concrete segment should continue providing meaningful contribution to EBITDA during the second half of the year. We maintain confidence in each of our current building sector markets and strongly believe there are additional market opportunities for us to pursue in the future," concluded Mr. Stauffer.

Mr. DeAlmeida commented, "Each of the Company’s business sectors continued to see solid demand for services, and we placed competitive bids for projects throughout the second quarter. While total bidding was lower than recent quarters due to timing, we remain encouraged by the volume and mix of projects scheduled or anticipated within our operating areas.

"As mentioned, the permitting delays we experienced during the second quarter continued to create volatility in our Marine Segment, which has impacted our financial results. These delays affected various marine services including dredging services. Unfortunately, making up the lost days of dredging services during 2017 will be difficult. As a result, when compared to full year 2016 results, we are now targeting full year 2017 EBITDA to be neutral, to 10% growth. Our goal is, and will always be, to deliver profitable returns to shareholders. Expansion of our existing operations or future operations in the infrastructure, industrial, or building sectors could provide further catalyst for EBITDA growth outperformance. While we are disappointed with the second quarter and pressure it will put on our full year results, we remain excited about where the Company is headed and we remain committed to profitability during the full year 2017."

Conference Call Details

Orion Group Holdings will host a conference call to discuss results for the second quarter 2017 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, August 3, 2017. To participate in the call, please dial the Orion Group Holdings, Inc. Second Quarter 2017 Earnings Conference Call toll free at (855) 478-9690; participant code: 51019336. To listen to a live webcast of the conference call, or access the replay, visit the Calendar of Events page of the Investor Relations section of the website at www.oriongroupholdingsinc.com.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company, provides services both on and off the water in the continental United States, Alaska, Canada and the Caribbean Basin through its heavy civil marine construction segment and its commercial concrete segment. The Company’s heavy civil marine construction segment services includes marine transportation, facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services.  Its commercial concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with regional offices throughout its operating areas.

Non-GAAP Financial Measures

This press release includes the financial measures “EBITDA” and “EBITDA margin."  These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G.  The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable and other GAAP financial information, which information is of equal or greater importance.

Orion Group Holdings defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization.  EBITDA margin is calculated by dividing EBITDA for the period by contract revenues for the period.  The GAAP financial measure that is most directly comparable to EBITDA is net income, while the GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by contract revenues.  EBITDA and EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses.  Additionally, EBITDA and EBITDA margin provide useful information regarding the Company's ability to meet future debt repayment requirements and working capital requirements while providing an overall evaluation of the Company's financial condition.  In addition, EBITDA is used internally for incentive compensation purposes.  The Company includes EBITDA and EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance.  EBITDA and EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

Backlog

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete, and the Company cannot guarantee that the revenue projected in its backlog will be realized, or, if realized, will result in earnings. Backlog can fluctuate from period to period due to the timing and execution of contracts. Given the typical duration of the Company's projects, which generally range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release (including those under “Outlook” above), and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, profit, EBITDA, EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future. Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints and any potential contract options which may or may not be awarded in the future, and are the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. Considering these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on March 24, 2017, which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

Orion Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations
(In thousands, except share and per share information)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	Unaudited	Unaudited	Unaudited	Unaudited
Contract revenues	$137,420	$140,301	276,177	269,924
Costs of contract revenues	122,023	123,355	247,795	238,267
Gross profit	15,397	16,946	28,382	31,657
Selling, general and administrative expenses	17,528	16,899	32,507	32,437
Loss (gain) on sale of assets, net	335	(234)	(177)	(606)
Operating loss from operations	(2,466)	281	(3,948)	(174)
Other (expense) income
Other income	11	9	21	22
Interest income	—	—	—	1
Interest expense	(1,462)	(1,600)	(2,817)	(3,117)
Other expense, net	(1,451)	(1,591)	(2,796)	(3,094)
Loss before income taxes	(3,917)	(1,310)	(6,744)	(3,268)
Income tax benefit	(1,624)	(502)	(2,643)	(1,252)
Net loss	(2,293)	(808)	(4,101)	(2,016)

Basic loss per share	$(0.08)	$(0.03)	$(0.15)	$(0.07)
Diluted loss per share	$(0.08)	$(0.03)	$(0.15)	$(0.07)
Shares used to compute loss per share
Basic	27,941,814	27,464,683	27,867,090	27,383,748
Diluted	27,941,814	27,464,683	27,867,090	27,383,748

Orion Group Holdings, Inc. and Subsidiaries
Selected Results of Operations
(In thousands, except share and per share information)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Marine Segment
Contract revenues	$62,003	$79,966	$129,183	$142,381
Operating loss	(8,617)	(1,212)	(16,323)	(4,354)

Concrete Segment
Contract revenues	$75,417	$60,335	$146,994	$127,543
Operating income	6,150	1,493	12,375	4,180

Orion Group Holdings, Inc. and Subsidiaries

EBITDA and EBITDA Margin Reconciliations
(In Thousands, except margin data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016

Operating income (loss)	$(2,466)	$281	$(3,948)	$(174)
Other income	11	9	21	22
Depreciation and amortization	7,591	8,653	15,119	17,203
EBITDA(1)	$5,136	$8,943	$11,192	$17,051
Operating income (loss) margin(2)	(1.8)%	0.2%	(1.4)%	—%
Impact of depreciation and amortization	5.5%	6.2%	5.5%	6.4%
EBITDA margin(1)	3.7%	6.4%	4.1%	6.4%

(1) EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by contract revenues.
(2) Operating margin is calculated by dividing operating income (loss), plus other income, by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

EBITDA and EBITDA Margin Reconciliations by Segment
(In Thousands, except margin data)
(Unaudited)

	Marine Segment
	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016

Operating loss	$(8,617)	$(1,212)	(16,323)	(4,354)
Other income	2,317	1,362	4,149	3,824
Depreciation and amortization	5,087	5,176	10,342	10,243
EBITDA(1)	$(1,213)	$5,326	$(1,832)	$9,713
Operating loss margin(2)	(10.2)%	0.2%	(9.4)%	(0.4)%
Impact of depreciation and amortization	8.2%	6.5%	8.0%	7.2%
EBITDA margin(1)	(2.0)%	6.7%	(1.4)%	6.8%

	Concrete Segment
	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016

Operating income	$6,150	$1,493	12,375	4,180
Other expense	(2,306)	(1,353)	(4,128)	(3,802)
Depreciation and amortization	2,505	3,477	4,777	6,960
EBITDA(1)	$6,349	$3,617	$13,024	$7,338
Operating income margin(2)	5.1%	0.2%	5.6%	0.3%
Impact of depreciation and amortization	3.3%	5.8%	3.2%	5.5%
EBITDA margin(1)	8.4%	6.0%	8.8%	5.8%

(1) EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by contract revenues.
(2) Operating margin is calculated by dividing operating income (loss), plus other income, by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands, except share and per share information)

	June 30, 2017	December 31, 2016
	Unaudited	Audited
ASSETS
Current assets:
Cash and cash equivalents	$920	$305
Accounts receivable:
Trade, net of allowance of $0 and $0, respectively	87,619	92,202
Retainage	32,482	40,201
Other current	3,723	4,634
Income taxes receivable	2,335	133
Inventory	5,467	5,392
Deferred tax asset	—	2,013
Costs and estimated earnings in excess of billings on uncompleted contracts	41,829	39,968
Assets held for sale	1,375	6,375
Prepaid expenses and other	3,170	3,885
Total current assets	178,920	195,108
Property and equipment, net	151,501	158,082
Accounts receivable, non-current	1,304	733
Inventory, non-current	3,927	3,998
Goodwill	68,913	66,351
Intangible assets, net of amortization	20,298	22,032
Other noncurrent	1,609	$1,372
Total assets	$426,472	$447,676
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of debt issuance costs	$13,093	$19,188
Accounts payable:
Trade	47,593	49,123
Retainage	1,167	893
Accrued liabilities	17,471	19,946
Taxes payable	—	689
Billings in excess of costs and estimated earnings on uncompleted contracts	28,951	27,681
Total current liabilities	108,275	117,520
Long term debt, net of debt issuance costs	72,739	82,077
Other long-term liabilities	3,506	2,493
Deferred income taxes	16,637	19,000
Interest rate swap liability	272	382
Total liabilities	201,429	221,472
Commitments and contingencies
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 28,904,566 and 28,405,850 issued; 28,193,342 and 27,694,626 outstanding at June 30, 2017 and December 31, 2016, respectively	288	283
Treasury stock, 711,231 and 711,231 shares, at cost, as of June 30, 2017 and December 31, 2016, respectively	(6,540)	(6,540)
Accumulated other comprehensive loss	(272)	(382)
Additional paid-in capital	173,221	171,079
Retained earnings	58,346	61,764
Total stockholders’ equity	225,043	226,204
Total liabilities and stockholders’ equity	$426,472	$447,676

Orion Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Six months ended June 30,
	2017	2016
Cash flows from operating activities
Net loss	$(4,101)	$(2,016)
Adjustments to reconcile net loss to net cash provided by (used in):
Operating activities:
Depreciation and amortization	15,119	17,203
Deferred financing cost amortization	631	620
Deferred income taxes	(760)	(1,180)
Stock-based compensation	1,207	1,302
(Gain) on sale of property and equipment	(177)	(606)
Change in operating assets and liabilities
Accounts receivable	17,742	1,037
Income tax receivable	(2,202)	—
Inventory	(5)	779
Prepaid expenses and other	720	861
Costs and estimated earnings in excess of billings on uncompleted contracts	(1,853)	11,207
Accounts payable	(3,774)	(11,857)
Accrued liabilities	(1,989)	(5,469)
Income tax payable	(689)	(306)
Billings in excess of costs and estimated earnings on uncompleted contracts	252	(1,444)
Net cash provided by operating activities	20,121	10,131
Cash flows from investing activities:
Proceeds from sale of property and equipment	5,547	888
Contributions to CSV life insurance	(241)	(471)
TAS acquisition adjustment	—	(369)
Acquisition of TBC	(6,000)	—
Purchase of property and equipment	(3,689)	(12,513)
Net cash used in investing activities	(4,383)	(12,465)
Cash flows from financing activities:
Borrowings from Credit Facility	37,000	32,000
Payments made on borrowings from Credit Facility	(53,063)	(29,021)
Loan costs from Credit Facility	—	(486)
Exercise of stock options	940	8
Net cash (used in) provided by financing activities	(15,123)	2,501
Net change in cash and cash equivalents	615	167
Cash and cash equivalents at beginning of period	305	1,345
Cash and cash equivalents at end of period	$920	$1,512
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$2,193	$2,588
Taxes (net of refunds)	$1,067	$235

David Griffith
Investor Relations Manager
(713) 852-6582